News Release	Contact:
For Immediate Release	James J. Hyland, VP Investor Relations (636) 534-2369 Email: investor.relations@tlcvision.com

TLC Vision Announces New President, Refractive Centers

ST. LOUIS, MO, January 8, 2008: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced that Larry D. Hohl will join the company as President, Refractive Centers effective January 14, 2008. He will report to Jim Wachtman, President and Chief Executive Officer.

Mr. Hohl will have responsibility for all of TLCVision’s refractive centers business functions, including sales, marketing, operations, clinical services and professional relations.

Mr. Hohl, age 53, joins TLCVision with more than 30 years of operations management experience as well as extensive sales and marketing experience. Mr. Hohl has held a number of senior management positions for companies such as IBM, Procter & Gamble, PepsiCo, Inc., and Nike. Mr. Hohl also has extensive centers based and franchise operations experience with firms such as Spectrum Health Clubs Inc., Storage USA, Inc., and Robeks Corporation.

Michael F. McEnaney, formerly Executive Vice President and Chief Marketing Officer of TLCVision, will be leaving the company to join TopRight Partners, a marketing strategy consulting firm, as a Partner and will continue to work on projects with TLCVision in the future. Marketing responsibilities for the company will be handled by Vice President, Marketing, Beth Rogers and Vice President, Professional Relations, Jim Brocato.

Ms. Rogers joined TLCVision in May 2007, and working closely with Mr. McEnaney, has been largely responsible for the successful implementation of TLCVision’s direct-to-consumer marketing approach. Ms. Rogers has a strong marketing background having spent 15 years with Ralston Purina Company/Ralcorp Holdings in a number of different marketing positions with her last role as Vice President/Director, Marketing for Beech-Nut Nutrition. Before joining TLCVision, Ms. Rogers was Vice President Marketing for Growing Family, Inc./First Foto.

Mr. Brocato joined TLCVision in August 2007 and is responsible for professional relations marketing focused on optometry and managed care. Mr. Brocato has over 20 years of extensive sales and consulting experience in ophthalmology and health care with companies such as Allergan, Inc., NovaMed, Inc., and PayFlex Systems.
Both Ms. Rogers and Mr. Brocato will report directly to Larry Hohl.

The company also announced the resignation of board member Thomas N. Davidson effective December 31, 2007. Mr. Davidson, 68, is leaving the board as per his planned retirement. Mr. Davidson had been a director of the Company since October 2000.

Jim Wachtman, President and Chief Executive Officer of TLCVision, commented, “ We are fortunate to have Larry Hohl join our team. Larry brings a tremendous wealth of experience in retail marketing, sales and site expansion as well as a proven track record in operations management. The addition of Larry will be invaluable to the refractive centers business and will help us to build on the momentum we’ve established over the past 12 months.

On behalf of TLCVision, I thank both Mike McEnaney and Tom Davidson for their many contributions to TLCVision. The Board and the Company are grateful for Mr. Davidson’s continued support and his contributions to the Company’s success. We wish him well in his retirement. Also, we wish Mr. McEnaney continued success in his new position with TopRight Partners.”

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management, and technology access service models, extensive optometric relationships, aggressive consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. Information about vision correction surgery can be found on the TLC Laser Eye Centers website at www.lasik.com. More information about TLCVision can be found on the website www.tlcv.com.

TLCVision retained Heidrick & Struggles, the global provider of executive search and leadership consulting services, to conduct the search for a President, Refractive Centers.